As filed with the Securities and Exchange Commission on August 19, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LA-Z-BOY INCORPORATED
(Exact name of Registrant as specified in its charter)

Michigan	38-0751137
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1284 North Telegraph Road
Monroe, Michigan 48162-3390
(Address of principal executive offices including zip code)

La-Z-Boy Incorporated 2010 Omnibus Incentive Plan
(Full title of the plan)

Copy to:
James P. Klarr	Kent E. Shafer
Secretary and Corporate Counsel	MILLER, CANFIELD, PADDOCK
LA-Z-BOY INCORPORATED	AND STONE, P.L.C.
1284 North Telegraph Road	150 West Jefferson Avenue
Monroe, Michigan 48162-33906	Detroit, Michigan 48226
(734) 241-3351	(313) 496-7570
(Name, address, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered		Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock,
$1.00 par value	4,600,000 shares	(2)	$7.14	$32,844,000	$2,341.78

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of La-Z-Boy Incorporated Common Stock, as reported on the New York Stock Exchange on August 16, 2010.

(2)
In the event of a stock split, stock dividend, or similar transaction involving the registrant’s common stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

La-Z-Boy Incorporated (the “Company”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission:

(a)       the Company’s Annual Report on Form 10-K for the fiscal year ended April 24, 2010 (File No. 1-9656);

(b)       the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 24, 2010 (File No. 1-9656); and

(c)       the description of the Company’s Common Stock, par value $1.00 per share, contained in its Registration Statement on Form 8-A dated August 5, 1987 (Registration No. 1-9656).

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interest of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The registrant’s articles of incorporation provide that, with specified exceptions, a director of the registrant will not be personally liable for monetary damages for breach of fiduciary duty as a director.

Sections 561–571 of the Michigan Business Corporation Act (the “MBCA”) grant the registrant broad powers to indemnify any person in connection with legal proceedings brought against him or her by reason of his present or past status as an officer or director of the registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the registrant’s best interests, except that no indemnification may be made if the person is adjudged to be liable to the registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the registrant is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees that are actually and reasonably incurred by him or her in connection with the proceedings.

The registrant’s articles of incorporation and bylaws provide that the registrant must indemnify to the full extent permitted by law any of its officers and directors, and may indemnify any of its employees and agents, who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that the person is or was a director, officer, employee, or agent of the registrant or serves or served at the registrant’s request as a director, officer, partner, trustee, employee, or agent of another enterprise.

The registrant has entered into indemnification agreement with each of its directors in order to provide them with contractual assurances regarding the indemnification provisions set forth in its articles of incorporation and to provide additional procedural protections.

Under an insurance policy maintained by the registrant, the registrant’s directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits, or proceedings and certain liabilities that might be imposed as a result of such claims, actions, suits, or proceedings that may be brought against them by reason of being or having been such directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
(4.1)	La-Z-Boy Incorporated Restated Articles of Incorporation (incorporated by reference to an exhibit to Form 10-Q for the quarter ended October 26, 1996)
(4.2)	Amendment to Restated Articles of Incorporation (incorporated by reference to an exhibit to Form 10-K/A filed September 27, 1999)
(4.3)	La-Z-Boy Incorporated Amendment to Restated Articles of Incorporation effective August 22, 2008 (incorporated by reference to an exhibit to Form 10-Q for the quarter ended October 25, 2008)
(4.4)	La-Z-Boy Incorporated Amended and Restated Bylaws (as of January 18, 2010) (incorporated by reference to an exhibit to Form 8-K filed January 20, 2010)
(4.5)	La-Z-Boy Incorporated 2010 Omnibus Incentive Plan (incorporated by reference to Annex A to definitive proxy statement for annual meeting of shareholders held August 18, 2010)
(5)	Opinion of Miller, Canfield, Paddock and Stone, P.L.C.
(23.1)	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included in Exhibit 5)
(23.2)	Consent of PricewaterhouseCoopers LLP
(99)	Not applicable

Item 9. Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Michigan, on August 19, 2010.

LA-Z-BOY INCORPORATED

By:	/s/ Kurt L. Darrow
Kurt L. Darrow
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Kurt L. Darrow and Louis M. Riccio, Jr., as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 19, 2010.

/s/ J.W. Johnston	/s/ E.J. Holman
J.W. Johnston	E.J. Holman
Chairman of the Board of Directors	Director

/s/ K.L. Darrow	/s/ J.H. Foss
K.L. Darrow	J.H. Foss
President and Chief Executive Officer, Director	Director

/s/ R.M. Gabrys	/s/ D.K. Hehl
R.M. Gabrys	D.K. Hehl
Director	Director

/s/ H.G. Levy	/s/ N.R. Qubein
H.G. Levy	N.R. Qubein
Director	Director

/s/ W.A. McCollough	/s/ J.L. Gurwitch
W.A. McCollough	Director
Director	J.L. Gurwitch

/s/ J.E. Kerr	/s/ L.M. Riccio, Jr.
J.E. Kerr	L.M. Riccio, Jr.
Director	Senior Vice President, Chief Financial Officer

/s/ M.L. Mueller
M.L. Mueller
Vice President, Corporate Controller and Chief Accounting Officer